                                                                EXHIBIT 23.2


                     [MCGLADREY & PULLEN, LLP LETTERHEAD]


The Board of Directors
AMCORE Financial, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-4 of AMCORE Financial, Inc. of our report dated January 19, 1996, relating to the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of AMCORE Financial, Inc. and to the reference of our firm under the heading "Experts" in the Proxy Statement-Prospectus.



                                              /s/  McGladrey & Pullen, LLP



Rockford, Illinois
January 3, 1997